FOR IMMEDIATE RELEASE


CONTACT: Kekst and Company
         Wendi Kopsick
         James Fingeroth
         (212) 521-4800


               SUPREME SUPPORTS SALANT'S EMERGENCE from CHAPTER 11

         New York, NY, April 29, 1999 -- Salant Corporation (OTC BB:SLNT), together with Supreme International Corporation (NASDAQ:SUPI), announced today that in connection with the confirmation of Salant's Chapter 11 Plan of Reorganization, Salant and Supreme had reached an agreement designed to lay the foundation for their ongoing partnership to enhance the value of the Perry Ellis brand. Salant is a licensee of Perry Ellis International, a wholly owned subsidiary of Supreme.

         Michael Setola, Salant's Chairman and Chief Executive Officer, stated, "We are extremely excited about working with Supreme to maintain the Perry Ellis brand at the forefront of men's apparel. Consummation of our chapter 11 plan will allow us to focus all of our efforts on building our Perry Ellis men's apparel business."

         George Feldenkries, Supreme's Chairman and Chief Executive Officer, stated, "We are confident that the reorganized, deleveraged Salant will be a strong and exciting partner for Perry Ellis International. Supreme and Perry Ellis look forward to working with Salant and its entire management team to build and grow the Perry Ellis men's apparel business."

         As previously announced, the Bankruptcy Court confirmed Salant's Chapter 11 Plan of Reorganization on April 16, 1999. Salant expects to emerge from bankruptcy by the end of April.